Exhibit 99.20

Convenience translation for information purposes only!

Resolutions proposed by the board of management and supervisory board of
bwin Interactive Entertainment AG
with registered offices in Vienna
on items 1, 2 as well as 4 through 6 of the agenda
in accordance with § 108 Stock Corporation Act

1.	Proposed resolution on agenda item 1:

The Extraordinary General Meeting is requested to approve the following resolution:

“The Extraordinary General Meeting hereby approves (i) the transfer of the entire operating activities of bwin Interactive Entertainment AG including the participations listed under §4(10)(a) of the draft Demerger and Takeover Contract by way of demerger for acquisition in accordance with §1 para. 2 no. 2 in combination with §17 of the Demerger Act from bwin Interactive Entertainment AG as transferring company to bwin Services AG with registered offices in Vienna, FN 351580 f, as acquiring company in accordance with the provisions of the draft Demerger and Takeover Contract dated 17 December 2010, and (ii) the conclusion of the relevant Demerger and Takeover Contract.”

2.	Proposed resolution on agenda item 2:

The Extraordinary General Meeting is requested to approve the following resolution:

“The Extraordinary General Meeting hereby approves the cross-border merger of bwin Interactive Entertainment AG as the transferring company by way of universal legal succession by transfer of its assets in their entirety with all rights and obligations and without going into liquidation, to PartyGaming Plc with registered offices in Gibraltar, registered with the Registrer of Companies in Gibraltar under registration number 91225, as acquiring company in accordance with the provisions of the joint merger plan dated 20 December 2010.”

3.	Proposed resolution on agenda item 4:

It is proposed that the meeting ratify the acts of the members of the board of management during the period from 1 January 2010 up to and including 30 September 2010.

4.	Proposed resolution on agenda item 5:

It is proposed that the meeting ratify the acts of the members of the supervisory board during the period from 1 January 2010 up to and including 30 September 2010.

5.	Proposed resolution on agenda item 6:

It is proposed that, in accordance with item XIII of the Articles of Association, the compensation of the members of the supervisory board elected by the Extraordinary General Meeting be determined as follows for the financial year 2010:

	1.	The annual remuneration shall amount to:

		(a)	EUR 47,500 for the chairman;

		(b)	EUR 42,500 for the deputy chairman; and

		(c)	EUR 32,500 for every other member of the supervisory board.

	2.	Every member of the supervisory board shall receive an attendance fee of EUR 500 for every meeting attended.

Vienna, December 2010

The board of management
The supervisory board